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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported) AUGUST 24, 2004

                              WILLBROS GROUP, INC.
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             (Exact Name of Registrant as Specified in Its Charter)

                               REPUBLIC OF PANAMA
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                 (State or Other Jurisdiction of Incorporation)

          1-11953                                        98-0160660
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(Commission File Number)                       (IRS Employer Identification No.)

                               PLAZA 2000 BUILDING
                             50TH STREET, 8TH FLOOR
                                  P.O. BOX 0816
                           PANAMA, REPUBLIC OF PANAMA
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(Address of Principal Executive Offices)                   (Zip Code)

                                 (507) 213-0947
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              (Registrant's Telephone Number, Including Area Code)

                                 NOT APPLICABLE
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          (Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 8.01 OTHER EVENTS.

      The quarter ended June 30, 2004 is the first full quarter to include the operating results of the Opal Gas Plant, which commenced commercial operations in late March 2004. We believe that the operation of this plant significantly changes the way that our operations should be understood and analyzed, and accordingly have restructured our lines of business into two operating segments:
Engineering and Construction, and Facilities Development and Operations. We believe this organization more accurately reflects the way our management now assesses the performance of our businesses and makes decisions about allocating resources. Formerly, we reported in one operating segment offering three integrated services: construction, engineering and specialty services. Specialty services, with the exception of the fueling facilities and the Venezuela water injection activities that are now included in the Facilities Development and Operations segment, have been consolidated within the Engineering and Construction segment. We believe this is appropriate because both kinds of work are performed under contracts, and work under a single contract may involve both kinds of services, using the same personnel and equipment.

      Within the Engineering and Construction segment we provide construction services, such as pipe coating, dredging and the building and replacement of:

      -     major pipelines;

      -     gathering systems;

      -     flow stations;

      -     pump stations;

      -     gas compressor stations;

      -     gas processing facilities;

      -     oil and gas production facilities;

      -     marine structures;

      -     piers;

      -     pressure vessels;

      -     dock facilities; and

      -     bridges.

      Our Engineering and Construction segment also provides engineering services, which include:

      -     feasibility studies;

      -     conceptual and detailed design services;

      -     field services, material procurement; and

      -     overall project management.

      The Facilities Development and Operations segment includes asset development efforts and the operation of assets developed under "Build, Own and Operate" contracts, including:

      -     the gas processing plant in the Opal, Wyoming area;

      - four fueling facilities constructed and operated for the Defense Energy Supply Corporation, an agency of the U.S. government; and

      - the Lake Maracaibo water injection program in Venezuela, operated and maintained by a consortium in which we hold a 10% equity interest, for PDVSA Gas.

      If our lines of business had been restructured in this manner as of December 31, 2003, Part II, Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Item 8, "Financial Statements and Supplementary Data" submitted in our Form 10-K for the year ended December 31, 2003 would have appeared as set forth below. Also, Exhibit 99 includes an additional note on segment reporting that would have been included, had we elected at that time to report on two segments, as part of our Notes to Condensed Consolidated Financial Statements in our Form 10-Q for the quarter ended March 31, 2004. Except with respect to the limited matters discussed above, this report speaks as of March 12, 2004, the date we filed our Annual Report on Form 10-K for the year ended December 31, 2003, and we have not updated the disclosure in this report to speak as of a later date. All information contained in this report is subject to updating and supplementing as provided in our periodic reports filed with or furnished to the Securities and Exchange Commission. This report should be read in conjunction with our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 and each current report filed or furnished in 2004.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

      The following discussion should be read in conjunction with the consolidated financial statements for the years ended December 31, 2003, 2002 and 2001, included in Item 8 of this Form 10-K.

OVERVIEW

      We derive our revenue from providing engineering and construction services and developing and operating facilities for the oil, gas and power industries and government entities worldwide. In 2003 our revenue was primarily generated from operations in Canada, Chad, Cameroon, Iraq, Nigeria, Oman, United States, and Venezuela. We obtain contracts for our work primarily by competitive bidding or through negotiations with long-standing or prospective clients. Contracts have durations from a few weeks to several months or in some cases more than a year.

      We believe the fundamentals supporting the demand for engineering and construction services for the oil, gas and power industries indicate the market for our services will be strong in the mid to long-term. We expect the markets outside of North America to lead the improvements in demand for our services. We expect the demand in North America for our services to improve in late 2004. An industry survey appears to substantiate our outlook as they are suggesting that planned worldwide pipeline construction will be higher in 2004 than in 2003. The survey indicates an increase in the planned miles of pipeline construction from approximately 38,000 miles in 2003 and beyond to approximately 59,000 miles in 2004 and beyond. Our bidding activity also substantiates our outlook for the near-term as we have seen an increase in prospects that we believe fit with our capabilities and qualifications from approximately $2 billion at the end of 2002 to approximately $5 billion at December 2003.

      For the year ended December 31, 2003, we had a loss of $3.2 million or $0.16 per share on revenue of $418.7 million. This compares to revenue of $583.7 million in 2002, a Willbros record, when we reported net income of $29.7 million or $1.59 per diluted share. The operating results for the fourth quarter and year ended December 31, 2003 were positively impacted by the resolution of a portion of our contract variations. This resolution positively impacted revenue, contract income, net income, and EBITDA by $6.9 million. The timing and amount of potential future resolution of the remaining claims for contract variations of over $30 million is uncertain.

      Our 2003 revenue was down from 2002, primarily driven by weak market conditions in North America, which resulted in an 80% decline in the engineering group revenue. The weakness in the North American market is attributable to the following:

      - Contraction in the amount of credit available to our traditional customers,

      -     Stagnant economic growth,

      - Transfer of pipeline assets by major pipeline transportation companies to new "non-traditional" owners, which resulted in delays in expansion plans of these existing pipeline systems,

      - Delays in capital expenditures as a result of concern related to hostilities in the Middle East, and

      -     Overbuilding of natural gas fired generation capacity.

      Outside North America we experienced intermittent political and social unrest in Iraq, Nigeria and Venezuela which reduced our revenue and negatively impacted our contract margins for 2003. Revenue in 2003 was also lower due to the completion, in the first half of the year, of three major projects which were not replaced with projects of similar magnitude.

      Contract margin for the year decreased to 12.7% of revenue from 16.4% in 2002. This decline in contract margin is the result of the following:

      - An overall decline in the contract margins in the United States due to the competitiveness of the market for our services,

      - Persistent and heavy rain on a major project in the Southeastern United States,

      - Negative impact of the contract costs without offsetting revenue associated with unresolved contract variations,

      - Less revenue to cover our fixed and semi-variable indirect contract costs, and

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      -     Delays in the performance of our work due to intermittent political and social unrest in Iraq, Nigeria and Venezuela during the year.

      General and Administrative ("G&A") expenses as a percentage of revenue increased due primarily to the lower 2003 revenue and a $2.2 million increase in G&A expenses in 2003 over 2002. The increase in G&A expenses is due in large part to the inclusion of the Mt. West Group of companies for the entire year in 2003 versus just the fourth quarter in 2002. This accounted for $3.3 million of additional G&A expenses in 2003. We also incurred increased G&A expenses in 2003 above 2002 levels due to a marked increase in bid activity, primarily in our international markets, increased insurance costs, and legal and consulting support costs on contract variation resolution.

      The effective income tax rate for the year exceeded the United States statutory income tax rate primarily as a result of:

      - Income earned under contracts which provide tax concessions that eliminate the payment of income taxes, and

      - Utilization of previously unrecognized net operating loss ("NOL") carryforwards to offset current income tax expenses in countries outside of the United States.

      These benefits were partially offset by the requirement in certain countries outside of the United States to provide income taxes on a deemed profit which resulted in an effective tax rate which was substantially higher than the United States statutory income tax rate.

      In 2003, our cash and cash equivalents decreased from $49.5 million to $21.0 million and our long-term debt increased from $0 to $17.0 million. These changes were primarily due to the following:

      - An investment of $40.6 million in capital assets. A significant amount of the total capital expenditures was related to our gas processing plant in Opal, Wyoming (the "Opal Gas Plant"). The Opal Gas Plant began operations in the first quarter of 2004 under a ten-year gas processing contract with a subsidiary of the Williams Companies (See the related discussion under "Significant Business Developments"); and

      - $7.8 million used in operating activities primarily attributable to increases in Nigeria's accounts receivable and contract cost and recognized income not yet billed.

      These cash outflows were partially funded by increased borrowings of $14.0 million under our line of credit and increased capital lease obligations of $4.3 million.

      In the first quarter of 2004, we completed two financing transactions which we believe will improve our liquidity and, combined with cash flows from operations, will be sufficient to finance our working capital and capital expenditure requirements for future operations. On March 12, 2004, we completed a $60.0 million 2.75% Convertible Senior Notes (the "Convertible Notes") offering. Also, on March 12, 2004, we amended and restated the $125.0 million senior secured credit facility. The three-year amended and restated credit facility (the "2004 Credit Facility") provides for $150.0 million of available credit capacity to be used for letters of credit and cash borrowing. (See related discussion under "Liquidity and Capital Resources").

      We believe this new capital structure positions us to take on a substantial amount of additional new work as well as provide a better matching of our capital asset investment with the long-term revenue and cash flows being generated from our capital assets such as our Opal Gas Plant.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

REVENUE RECOGNITION; PERCENTAGE-OF-COMPLETION METHOD

      A number of factors relating to our business affect the recognition of contract revenue. Revenue from fixed-price construction and engineering contracts is recognized on the percentage-of-completion method. Under this method, estimated contract income and resulting revenue is generally accrued based on costs incurred to date as a percentage of total estimated costs, taking into consideration physical completion. Total estimated costs, and thus contract income, are impacted by changes in productivity, scheduling, and the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, client needs, client delays in providing permits and approvals, labor availability, governmental

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regulation and politics, may affect the progress of a project's completion and thus the timing of revenue recognition. We do not recognize income on a fixed-price contract until the contract is approximately 5% to 10% complete, depending upon the nature of the contract. Costs which are considered to be reimbursable are excluded from the percentage-of-completion calculation. Accrued revenue pertaining to reimbursables is limited to the cost of the reimbursables. If a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined. Revenue from change orders, extra work and variations in the scope of work is recognized when agreement is reached with clients as to the scope of work and when it is probable that the cost of such work will be recovered in a change in contract price. Profit on change orders, extra work and variations in the scope of work is recognized when realization is assured beyond a reasonable doubt. Revenue from claims is recognized when agreement is reached with clients as to the value of the claims, which in some instances may not occur until after completion of work under the contract. Revenue from unit-price contracts is recognized as earned. We believe that our operating results should be evaluated over a relatively long time horizon during which major contracts in progress are completed and change orders, extra work, variations in the scope of work and cost recoveries and other claims are negotiated and realized.

      All U.S. government contracts and many of our other contracts provide for termination of the contract for the convenience of the client. In the event a contract would be terminated at the convenience of the client prior to completion, we will typically be compensated for progress up to the time of termination and any termination costs. Many contracts are subject to certain completion schedule requirements with liquidated damages in the event schedules are not met as the result of circumstances that are within our control. In addition, some contracts provide for bonus payments to us for early completion of the project and/or obtainment of specified safety goals.

INCOME TAXES

      The determination of our tax provision is complex due to operations in several tax jurisdictions outside the United States which may be subject to certain risks which ordinarily would not be expected in the United States. Tax regimes in certain jurisdictions are subject to significant changes which may be applied on a retroactive basis. If this were to occur, our tax expense could be materially different than the amounts reported. Furthermore, in determining the valuation allowance related to deferred tax assets, we estimate taxable income into the future and determine the magnitude of deferred tax assets which are more likely than not to be realized. Future taxable income could be materially different than amounts estimated, in which case the valuation allowance would need to be adjusted.

JOINT VENTURE ACCOUNTING

      From time to time, we seek one or more joint venture partners when a project requires local content, equipment, manpower or other resources beyond those we have available to complete work in a timely and efficient manner or when we wish to share risk on a particularly large project. We have investments, ranging from 10 percent to 50 percent, in joint ventures that operate in similar lines of business as ours. Investments consist of a 10 percent interest in a consortium for work in Venezuela and a 50 percent interest in a joint venture for work in Africa. Interests in these unconsolidated ventures are accounted for under the equity-method in the consolidated balance sheets and on a proportionate consolidation basis in the consolidated statements of operations. This presentation is consistent with construction industry practice. Alternatively, if we were to account for these interests using the equity-method in the consolidated statement of operations, revenue and contract cost would be materially lower; however, net income would not change.

SIGNIFICANT BUSINESS DEVELOPMENTS

      We recently reached an agreement with a customer to settle a portion of our contract variations which positively impacted our net income for 2003 by $6.9 million. We currently have over $30 million of outstanding contract variation claims. The timing and amount of potential future revenue recoveries associated with these unresolved contract variations remains uncertain. The claims are primarily related to large projects completed in 2003. The Company is currently in the beginning stages of arbitration on the largest unresolved contract variation relating to the Bolivia Transierra Pipeline project.

      In 2003, we completed agreements with Williams Gas Processing Company to design, construct and own a gas processing plant near Opal, Wyoming to process gas production from nearby fields. The Opal Gas

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Plant was recently completed and began operations in the first quarter of 2004.
The plant is designed to process volumes in excess of 350 million standard cubic feet per day of natural gas, producing 7,000 to 11,000 barrels per day of natural gas liquids at various operating conditions. We receive an annual processing fee under a 10 year contract through April 2014, and share in the proceeds from the sales of natural gas liquids extracted.

      Concurrent with the commercial start-up of the Opal Gas Plant in late March 2004, we have elected to restructure our business into two operating segments: Engineering and Construction, and Facilities Development and Operations. We believe this organization more accurately reflects the way our management now assesses the performance of our businesses and makes decisions about allocating resources. Formerly, we reported in one operating segment offering three integrated services: construction, engineering and specialty services.

      Late in the third quarter of 2003, Willbros Middle East, Inc. was awarded a project in Iraq for the construction and installation of 15 pipelines ranging in size from 8-inch to 40-inch diameter under a river in northern Iraq by horizontal directional drilling. The contract is currently valued at $50-plus million.

      On October 23, 2002, we acquired all outstanding shares of the Mt. West Group. Mt. West Group provides design-build services, including engineering, procurement and construction services to the energy industry, primarily in the western United States. The purchase price of $13.7 million consisted of $4.6 million cash and acquisition costs and 950,000 shares of common stock valued at $9.1 million. In addition, the purchase price will be adjusted by an earn-out amount equal to 25 percent of the combined net income of Mt. West Group for the 24-month period following the date of acquisition. Any earn-out amounts due shall be payable in cash upon completion of the earn-out period. As of December 31, 2003, the Mt. West Group has cumulative net income of $1.0 million since the acquisition date. The transaction was accounted for as a purchase.

      On May 14, 2002, we completed a public offering of our common shares at $17.75 per share; 4,356,750 shares were sold by us. The underwriters exercised options to purchase all shares available for over-allotments. We received $71.9 million in proceeds, after the underwriting discount and offering costs, which were used to repay indebtedness under the prior credit agreement and for working capital and general corporate purposes.

OTHER FINANCIAL MEASURES

EBITDA

      We use EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of our overall assessment of financial performance by comparing EBITDA between accounting periods. We believe that EBITDA is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in businesses similar to ours. EBITDA for 2003 was $16.9 million as compared to $60.1 million in 2002. The $43.2 million decrease in EBITDA is primarily the result of:

      - The $165.0 million decrease in revenue, at 2002's contract margin of 16.4% accounts for $27.1 million of the decrease, and

      - The 3.7% decrease in contract margin in 2003 on $418.7 million in revenue accounts for another $15.5 million of the decrease.

      A reconciliation of EBITDA to GAAP financial information can be found in
Item 6, "Selected Financial Data" of this Form 10-K.

BACKLOG

      We define anticipated contract revenue as backlog when the award of a contract is reasonably assured, generally upon the execution of a definitive agreement or contract. Anticipated revenue from post-contract award processes, including change orders, extra work, variations in the scope of work and the effect of escalation or currency fluctuation formulas, is not added to backlog until realization is reasonably assured. Backlog as of December 31, 2003 was $224.7 million with an estimated embedded margin of 29.6% compared to $216.0 million at December 31, 2002 with an estimated embedded margin of 22.1%. Included

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in the December 31, 2003 backlog is $22.0 million of gas processing revenue with an estimated embedded margin of 100%. The gas processing revenue is associated with the 10 year gas processing contract for our Opal Gas Plant entered into during the year. If we were to reduce the 2003 backlog revenue and estimated contract income for the Opal gas processing contract, the estimated embedded margin of work in backlog would be 22.0%. An estimated $170.0 million of the current backlog (74%) is scheduled to be worked off in 2004.

RESULTS OF OPERATIONS

      During the second quarter of 2004, Willbros changed the way the business is managed by establishing two separate operating segments: (1) Engineering & Construction ("E&C"), and (2) Facilities Development and Operations ("Facilities"). Facilities is comprised of the Opal Gas Plant, fuel depot facilities and a 10% equity interest in a Venezuelan joint venture to provide water injection services. The bulk of our activity continues to be focused in the E&C segment. Specialty services revenue, with the exception of the fueling facilities and the Venezuela water injection activities, are included in the E&C segment.

      Our E&C contract revenue and contract costs are primarily related to the timing and location of development projects in the oil, gas and power industries worldwide. Contract revenue and cost variations by country from year-to-year are the result of (a) entering and exiting work countries; (b) the execution of new contract awards; (c) the completion of contracts; and (d) the overall level of activity in our services.

      Facilities revenue is heavily concentrated in the operations of our Opal Gas Plant. Revenues and contract income of the Opal Gas Plant are dependent on the volume of gas furnished to the plant and the relative price differential between equivalent heating value contained in natural gas and natural gas liquids. The Opal Gas Plant commenced commercial production in late March 2004. Facilities revenue comprised only of the fuel depot facilities and the Venezuela water injection activities, represented 1.3%, 0.6% and 1.5% of the total consolidated revenue for 2003, 2002, and 2001, respectively.

      Our ability to be successful in obtaining and executing contracts can be affected by the relative strength or weakness of the U.S. dollar compared to the currencies of our competitors, our clients and our work locations. During 2003 and 2002, as a result of economic and political events in Venezuela, the Venezuelan Bolivar experienced significant devaluation relative to the U.S. dollar. Included in foreign exchange loss in 2003 and 2002 are foreign exchange losses of $0.5 million and $0.9 million, respectively, resulting from the translation of our Bolivar denominated monetary assets and liabilities into U.S. dollars. We do not believe that our revenue or results of operations in other areas were adversely affected in this regard during the years ended December 31, 2003 or 2002. We do not expect any adverse impact from the recent February 2004 devaluation of the Venezuelan Bolivar.

                      FISCAL YEAR ENDED DECEMBER 31, 2003,
                 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2002

CONTRACT REVENUE

      Engineering and Construction revenue decreased $166.6 million (29%) to $413.3 million in 2003 from $579.9 million in 2002. The decrease resulted from completing several projects in the first half of 2003 as compared to a full year of activity on these projects in 2002. The 2003 completion of the Explorer Pipeline project, the Chad-Cameroon Pipeline project and the Bolivia Transierra Pipeline projects resulted in a year-to-year construction revenue declines of $70.1 million, $74.5 million and $44.4 million, respectively. The combined $189.0 million reduction in E&C revenue from these three projects was partially offset by increased revenue related to the Venezuela Ameriven project ($22.1 million), increased work in Oman ($23.7 million), and a full year of Mt. West Group revenue ($23.1 million).

      Facilities revenue increased $1.6 million (42%) to $5.4 million in 2003 from $3.8 million in 2002. $1.0 million of the increase was from additional equity income attributable to the Venezuelan water injection joint venture and remainder was from additional fuel depot revenue.

CONTRACT INCOME

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      Engineering and Construction contract income decreased $43.4 million (47%)
to $48.7 in 2003 from $92.1 million in 2002. E&C contract margin for 2003 was 11.8%, a 4.1% decrease from the 15.9% margin in 2002. The margin decline in 2003 was primarily related to the loss of the higher margin large projects mentioned in the revenue discussion and the incurrence of contract variation costs at the conclusion of these projects.

      Facilities contract income increased $1.0 million (29%) to $4.4 million in 2003 from $3.4 million in 2002. The additional income was attributable to the Venezuelan water injection joint venture.

OTHER OPERATING ITEMS

DEPRECIATION AND AMORTIZATION

      Depreciation and amortization decreased $1.0 million (4%) in 2003 primarily due to a change in the mix of assets and depreciable lines of our property, plant and equipment.

GENERAL AND ADMINISTRATIVE

      G&A expenses increased $2.2 million or 6% to $36.1 million in 2003 versus $33.9 million in 2002. This increase resulted from a full year of G&A expenses for the Mt. West Group acquired on October 23, 2002 and is partially offset by reductions in Venezuela and U.S. engineering G&A expenses. Excluding the Mt. West Group's $3.3 million year-to-year increase, G&A expenses declined $1.1 million primarily as a result of lower staff compensation. We did incur higher G&A expenses in 2003 over 2002 in the following areas:

      -     Bidding and estimating;

      -     Insurance; and

      -     Legal and consulting.

OPERATING INCOME

      An operating loss of $5.2 million occurred in 2003 as compared to operating income of $38.3 million in 2002. The $43.5 million decrease in 2003 occurred from a $165.0 million decline in revenue coupled with a 3.7% margin decline.

NON-OPERATING ITEMS

NET INTEREST INCOME (EXPENSE)

      Net interest expense decreased $0.4 million to $1.2 million in 2003 from $1.6 million in 2002. Interest expense was $0.2 million less than 2002 because of reduced debt and capitalized interest related to the construction of our Opal Gas Plant. Interest income increased $0.2 million in 2003 as compared to 2002.

OTHER INCOME (EXPENSE)

      Other expenses decreased $1.3 million to $0.2 million in 2003 from $1.5 million in 2002. The $1.3 million decrease is the result of a $0.6 million gain on the disposal of equipment in 2003, a $0.3 million reduction in foreign currency translation losses in 2003 versus 2002, and the occurrence in 2002 of $0.4 million of miscellaneous expenses which were not repeated in 2003.

PROVISION FOR INCOME TAXES

      The provision for income taxes in 2003 decreased $8.9 million as compared to 2002 mainly as a result of a $41.8 million decrease in pretax income. Additionally, the tax provision for 2002 received a benefit of $3.3 million because of a reduction to the deferred tax valuation allowance. This was primarily based on our assessment of our United States operations, including past earnings history and projected future earnings, and the scheduled expiration of our tax net operating losses. Although 2003 did not provide the

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levels of taxable revenue that we contemplated one year ago, we believe the deferred tax attributes will be fully utilized in future years. The effective income tax rate for the year exceeded the United States statutory income tax rate primarily as a result of:

      - Income earned under contracts which provide tax concessions that eliminate the payment of income taxes, and

      - Utilization of previously NOL carryforwards to offset current income tax expenses in countries outside of the United States.

      These benefits were partially offset by the requirement in certain countries outside of the United States to provide income taxes on a deemed profit which resulted in an effective tax rate which was substantially higher than the United States statutory income tax rate.

                      FISCAL YEAR ENDED DECEMBER 31, 2002,
                 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2001

CONTRACT REVENUE

      Engineering and Construction revenue increased $195.5 million (51%) to $579.9 million in 2002 from $384.4 in 2001. The increase resulted primarily from $101.3 million and $56.9 million of year-to-year increases in the Chad-Cameroon Pipeline and Explorer Pipeline projects, respectively, and $47.4 million of new revenue in Bolivia from the Transierra Pipeline project.

      Facilities revenue decreased $1.9 million (33%) to $3.8 million in 2002, from $5.7 million in 2001. The decrease in revenue was entirely attributable to a reduction in revenue associated with the Venezuelan water injection joint venture.

CONTRACT INCOME

      Engineering and Construction contract income increased $21.2 million (30%) to $92.1 in 2002 from $70.9 million in 2001. The revenue related increase in 2002 contract income was partially reduced by a 2.5% decrease in 2002 E&C margin to 15.9%, as compared to 18.4% margin in 2001.

      Facilities contract income increased $1.3 million to $3.4 million in 2002 from $2.1 million in 2001. The increase resulted primarily from $1.4 million of additional fuel depot contract income.

OTHER OPERATING ITEMS

DEPRECIATION AND AMORTIZATION

      Depreciation and amortization increased $3.8 million (19%) due primarily to the addition of equipment for the Chad-Cameroon Pipeline Project and the project in Bolivia.

GENERAL AND ADMINISTRATIVE

      General and administrative expenses increased $3.9 million (13%) to $33.9 million. This increase is due to higher staff compensation and administrative services necessary to support the 50% increase in revenue. As a percent of revenue, general and administrative expenses decreased from 7.7% in 2001 to 5.8% in 2002.

OPERATING INCOME

      Operating income increased $5.6 million (17%) from $32.7 million in 2001 to $38.3 million in 2002. Excluding a gain of $9.2 million in 2001 associated with the termination of certain benefit plans, operating income increased $14.8 million (63%). Excluding the gain in 2001, operating income increased largely as a result of higher revenue resulting from greater activity in North America, construction activity on the Chad-

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

Cameroon Pipeline Project and marine maintenance and construction in Offshore West Africa, partially offset by reduced income in Nigeria resulting from a 29% decrease in revenue in that area. The increased income from this 50% increase in revenue was offset by higher depreciation, amortization and general and administrative costs.

NON-OPERATING ITEMS

NET INTEREST INCOME (EXPENSE)

      Net interest expense decreased $1.0 million (40%) to $1.6 million. In May 2002, we completed a common stock offering in which we received $71.9 million in net proceeds. Borrowings under our prior credit agreement were paid in full. Interest expense in 2002 includes amortization of debt issue costs of $0.9 million compared to $0.5 million in 2001.

FOREIGN EXCHANGE LOSS

      Foreign exchange loss increased $0.9 million to $1.0 million due primarily to the effect of the devaluation of the Venezuelan Bolivar in 2002 on our Venezuelan Bolivar denominated monetary assets and liabilities.

PROVISION FOR INCOME TAXES

      The provision for income taxes decreased $4.9 million (47%) due primarily to the difference between $6.6 million of changes to estimated income tax liabilities and deferred tax assets during 2002 compared to $3.2 million of similar changes during 2001. In addition, during 2002, we recorded a $1.1 million deferred income tax benefit associated with operating losses outside the United States. Changes to the 2002 income tax liabilities include a $1.2 million reduction due to annual settlements of income tax liabilities outside the United States and a $1.0 million reduction resulting from changes in current year estimated tax liabilities outside the United States as a result of the above settlements. In addition, we reduced income taxes in the United States by $1.1 million as a result of the refinement of the allocation of expenses among operating entities and other items affecting estimated tax liabilities in the United States and a $3.3 million reduction in the deferred tax assets valuation allowance. We reduced our U.S. valuation allowance as a result of our assessment of our United States operations including past earnings history and projected future earnings considering the scheduled expiration of our tax net operating losses. Changes in 2001 resulted from a $2.3 million reduction in the deferred assets valuation allowance in the United States and a $0.9 million reduction from annual settlements income taxes outside the United States. The provision for income taxes is also impacted by the differing income tax rates in the various countries in which we operate, including for example Nigeria where income taxes are largely based on deemed profit rather than taxable income as well as a tax holiday in Cameroon for income earned on the Chad-Cameroon Pipeline Project.

LIQUIDITY AND CAPITAL RESOURCES

CAPITAL REQUIREMENTS

      Our primary requirements for capital are to acquire, upgrade and maintain equipment, provide working capital for current projects, finance the mobilization of employees and equipment to new projects, establish a presence in countries where we perceive growth opportunities and finance the possible acquisition of new businesses and equity investments. Historically, we have met these capital requirements primarily from operating cash flows, and more recently from a 2002 equity offering and borrowings under our credit facility.

WORKING CAPITAL

      Cash and cash equivalents decreased $28.5 million (58%) to $21.0 million at December 31, 2003, from $49.5 million at December 31, 2002. The decrease consists of $39.2 million used in investing activities, including the design and construction of our Opal Gas Plant, the acquisition of equipment and spare parts, and $7.8 million used in operating activities, primarily due to increases in accounts receivable and contract cost and recognized income not yet billed, principally in Nigeria. These negative cash flows are partially offset by $18.5 million cash provided by financing activities, including $14.0 million from borrowings under the line of credit and $4.3 million from capital lease obligations entered into in 2003. Working capital and stockholders' equity remained fairly constant from year-to-year, both decreasing less than 1%.

      We believe the anticipated increase in revenue, improvement in contract margins and a focus on reducing the working capital requirements in Nigeria, will return the Company to positive cash flow from operations in 2004.

2.75% CONVERTIBLE SENIOR NOTES

      On March 12, 2004, we completed a $60.0 million 2.75% Convertible Senior Notes (the "Convertible Notes") offering to enhance our competitive position in the market place and provide a better matching of the funding of capital assets with the revenue and cash flow streams they are generating.

      The Convertible Notes will be general senior unsecured obligations. Interest will be paid semi-annually on March 15th and September 15th, beginning on September 15, 2004. The Convertible Notes will mature on March 15, 2024 unless the notes are repurchased, redeemed or converted earlier. We may redeem the Convertible Notes for cash on or after March 15, 2011, at 100% of the principal amount of the notes plus accrued interest. The holders of the Convertible Notes have the right to require us to repurchase the Convertible Notes, including unpaid interest, on March 15, 2011, 2014, and 2019 or upon a change of control related event. On March 15, 2011 and upon a change in control event, we must pay the purchase price in cash. On March 15, 2014 and 2019, we have the option of providing common stock in lieu of cash or a combination of common stock and cash to fund repurchases. The holders of the Convertible Notes may convert, under certain circumstances, the notes into shares of our common stock at an initial conversion ratio of 51.3611 shares of common stock per $1,000 principal amount of notes (representing a conversion price of approximately $19.47 per share). Net proceeds of approximately $57.2 million will be used for working capital, to repay $14.0 million of indebtedness under the $125.0 million June 2002 credit agreement and for general corporate purposes.

RESTATED AND EXTENDED CREDIT FACILITY

      On March 12, 2004, the existing June 2002 credit agreement was amended and restated (the "2004 Credit Facility"). The 2004 Credit Facility will mature on March 12, 2007. The 2004 Credit Facility may be used for standby and commercial letters of credit, borrowings or a combination thereof. Borrowings are limited to the lesser of 40% of the borrowing base or $30.0 million and are payable at termination on March 12, 2007. Interest is payable quarterly at a base rate plus a margin ranging from 0.75% to 2.00% or a Eurodollar Rate plus a margin ranging from 1.75% to 3.00%. A commitment fee on the unused portion of the 2004 Credit Facility is payable quarterly ranging from 0.375% to 0.625%. The 2004 Credit Facility is collateralized by substantially all of our assets, including stock of the principal subsidiaries, restricts the payment of cash dividends and requires us to maintain certain financial ratios. The borrowing base is calculated using varying percentages of cash, accounts receivable, accrued revenue, contract cost and recognized income not yet billed, property, plant and equipment, and spare parts.

      Debt issue costs of $2.6 million associated with the 2004 Credit Facility and the remaining $0.6 million of unamortized debt issue costs related to the June 2002 credit agreement will be amortized over a 24 month period.

      At December 31, 2003, $14.0 million was borrowed under the June 2002 credit agreement and was repaid with the proceeds from the sale of the Convertible Notes. We had $41.0 million in letters of credit outstanding leaving a total of $40.3 million available for the issuance of letters of credit and $6.0 million for borrowings or a combination thereof. Based on a covenant waiver agreement discussed below, total cash borrowings may not exceed $20.0 million. At December 31, 2003 and 2002, unamortized debt issue cost was $0.8 million and $2.1 million, respectively.

COVENANT WAIVER

      On October 31, 2003, we obtained a Consent and Waiver Agreement (the "Agreement") from our syndicated bank group to waive non-compliance with certain financial covenants in our credit June 2002 agreement and to agree to a method for calculating the borrowing base that eliminates the multiple of EBITDA calculation through the filing of the February 2004 borrowing base certificate. The Agreement provided waivers for certain quarterly financial covenants through December 31, 2003. If we had not obtained the Agreement, we would have been in default of the June 2002 credit agreement. The Agreement limits cash borrowings under the June 2002 credit agreement to $20.0 million and the total borrowing base available for cash borrowing and the issuance of standby letters of credit may not exceed $75.0 million.

LIQUIDITY

      We believe that cash flows from operations, borrowing capacity under the 2004 Credit Facility and the net proceeds from the Convertible Notes offering will be sufficient to finance working capital and capital expenditures for ongoing operations at our present level of activity and will provide capacity for expected growth. Capital expenditures for equipment and spare parts in 2004 are estimated at $30.0 million and $6.0 million, respectively. Also, we may be required to make additional payments during 2004 related to the Mt. West Group acquisition based on a 25% of net income earn-out provision covering the two-year period following the acquisition date. We believe that while there are numerous factors that could and will have an impact on our cash flow, both positively and negatively, there are not one or two events that, should they occur, could not be funded from our operations or borrowing capacity. For a list of events which could cause actual results to differ from our expectations and a discussion of risk factors that could impact cash flow, please refer to the section entitled "Political and Economic Risks; Operational Risks" contained in Items 1 & 2 in this Form 10-K.

CONTRACTUAL OBLIGATIONS

                                                                   PAYMENTS DUE BY PERIOD
                                                                   ----------------------
                                                         LESS THAN                              MORE THAN
                                               TOTAL      1 YEAR      1-3 YEARS     4-5 YEARS    5 YEARS
                                               -----      ------      ---------     ---------    -------
                                                              (DOLLAR AMOUNTS IN MILLIONS)
Long-term Debt..............................  $  14.0     $    -       $ 14.0        $    -       $    -
Capital Lease Obligations...................      4.5        1.3          2.2           1.0            -
Operating Lease Obligations.................      7.9        2.3          3.5           1.7           .4
Other Long-term Liabilities.................       .2         .1           .1             -            -
                                              -------     ------       ------        ------       ------
Total.......................................  $  26.6     $  3.7       $ 19.8        $  2.7       $   .4
                                              =======     ======       ======        ======       ======

      As of December 31, 2003, $14.0 million was borrowed under the June 2002 credit agreement and was repaid with the proceeds from the sale of the Convertible Notes. We had $41.0 million of letters of credit outstanding, leaving $40.3 million available for letters of credit and $6.0 million for borrowings.

      Capital lease obligations include approximately $3.9 million to a leasing company under a four-year capital lease in connection with the ongoing acquisition and installation of new corporate information systems and infrastructure. The lease amount increases quarterly based on costs incurred to a maximum value of $7.0 million.

      We have certain operating leases for equipment, office and camp facilities. Minimum lease commitments under operating leases as of December 31, 2003, totaled $7.9 million and are payable as follows: 2004, $2.3 million; 2005, $2.0 million; 2006, $1.5 million; 2007, $0.9 million; 2008, $0.8 million and later years, $0.4 million.

      Based upon the above, our total cash obligations are payable as follows:
2004, $3.7 million; 2005-2006, $19.8 million; 2007-2008, $2.7 million; and later years, $0.4 million.

      Additionally, we have various notes and leases payable, generally related to equipment financing and local revolving credit facilities. All notes and leases are at market interest rates, and are collateralized by certain vehicles, equipment and/or real estate.

      We have unsecured credit facilities with banks in certain countries outside the United States. Borrowings under these lines, in the form of short-term notes and overdrafts, are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $5.8 million at December 31, 2003. There were no outstanding borrowings at December 31, 2003.

      We do not anticipate any significant collection problems with our customers, including those in countries that may be experiencing economic and/or currency difficulties. Since our customers generally are major oil companies and government entities, and the terms for billing and collecting for work performed are generally established by contracts, we historically have a very low incidence of collectability problems.

OFF-BALANCE SHEET ARRANGEMENTS AND COMMERCIAL COMMITMENTS

      From time to time we enter into commercial commitments, usually in the form of commercial and standby letters of credit, insurance bonds and financial guarantees. Contracts with our customers may require us to provide letters of credit or insurance bonds with regard to our performance of contracted services. In such cases, the commitments can be called upon in the event of our failure to perform contracted services. Likewise, contracts may allow us to issue letters of credit or insurance bonds in lieu of contract retention provisions, in which the client withholds a percentage of the contract value until project completion or expiration of a warranty period.

      In connection with our 10% interest in a joint venture in Venezuela, we issued a corporate guarantee equal to 10% of the joint venture's outstanding borrowings with two banks. The guarantee reduces as borrowings are repaid, and expires in March 2004. The commitment as of December 31, 2003 totals $3.6 million, the maximum amount of future payments we could be required to make. A summary of our off-balance sheet commercial commitments as of December 31, 2003 is as follows:

                                                                  AMOUNT OF COMMITMENT
                                                                  EXPIRATION PER PERIOD
                                                                  ---------------------
                                                              TOTAL                  LESS THAN
                                                           COMMITMENT                 2 YEARS
                                                           ----------                 -------
                                                               (DOLLAR AMOUNTS IN MILLIONS)
Letters of Credit:
     Chad-Cameroon Pipeline Project -- performance        $      21.3               $      21.3
     Bolivia Project -- performance                               8.9                       8.9
     Other -- performance and retention                          10.8                      10.8
                                                          -----------               -----------
     Total letters of credit                                     41.0                      41.0
                                                          -----------               -----------

Insurance Bonds -- primarily performance related:
     Expiring                                                     3.2                       3.2
     Non-expiring                                                   -                         -
                                                          -----------               -----------
     Total insurance bonds                                        3.2                       3.2
                                                          -----------               -----------

Corporate guarantee                                               3.6                       3.6
                                                          -----------               -----------
Total commercial commitments                              $      47.8               $      47.8
                                                          ===========               ===========

      These commercial commitments totaling $47.8 million represent the maximum amount of future payments we could be required to make. We had no liability recorded as of December 31, 2003, related to these commitments.

NEW ACCOUNTING PRONOUNCEMENTS

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51," ("FIN 46"). The interpretation states that certain variable interest entities may be required to be consolidated into the results of operations and financial position of the entity that is the primary beneficiary. FIN 46 applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after December 15, 2003, the revised effective date, to variable entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period. We do not expect the adoption of FIN 46 to have a material impact on our financial position or results of operations.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123". This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to our consolidated financial statements included in Item 8 of this Form 10-K.

      In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34". This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on our financial statements. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002.

      In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3. We will adopt the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost is recognized at the date of our commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.

      In April 2002, the FASB issued SFAS No. 145, "Rescission of SFAS No. 4, 44, and 64, Amendment of SFAS No. 13 and Technical Corrections". SFAS No. 145 provides guidance for income statement classification of gains and losses on extinguishment of debt and accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. We adopted SFAS No. 145 in January 2003 and such adoption did not materially affect our consolidated financial statements.

EFFECTS OF INFLATION AND CHANGING PRICES

      Our operations are affected by increases in prices, whether caused by inflation, government mandates or other economic factors, in the countries in which we operate. We attempt to recover anticipated increases in the cost of labor, fuel and materials through price escalation provisions in certain of our major contracts or by considering the estimated effect of such increases when bidding or pricing new work.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                          Page
                                                                                                          ----
Financial Statements of Willbros Group, Inc. and Subsidiaries

     Independent Auditors' Report.....................................................................     16
     Consolidated Balance Sheets as of December 31, 2003 and 2002.....................................     17
     Consolidated Statements of Operations for the years ended
         December 31, 2003, 2002 and 2001.............................................................     18
     Consolidated Statements of Stockholders' Equity and Comprehensive Income for the
         years ended December 31, 2003, 2002 and 2001.................................................     19
     Consolidated Statements of Cash Flows for the years ended
         December 31, 2003, 2002 and 2001.............................................................     20
     Notes to Consolidated Financial Statements for the years ended
         December 31, 2003, 2002 and 2001.............................................................     21

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Willbros Group, Inc.:

      We have audited the accompanying consolidated balance sheets of Willbros Group, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Willbros Group, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 1 to the consolidated financial statements, as of July 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and certain provisions from SFAS No. 142, "Goodwill and Other Intangible Assets", and effective January 1, 2002, adopted the remaining provisions of SFAS No. 142.

                                                 /s/  KPMG LLP

Houston, Texas
February 20, 2004, except for Note 7 which is as of March 12, 2004 and Note 14 which is as of August 16, 2004

                              WILLBROS GROUP, INC.

                           CONSOLIDATED BALANCE SHEETS

               (In thousands, except share and per share amounts)

                                                                        December 31,
                                                                  ----------------------
                                                                     2003          2002
                                                                  ---------    ---------
                                  ASSETS
Current assets:
     Cash and cash equivalents                                    $  20,969    $  49,457
     Accounts receivable, net                                       101,654       94,552
     Contract cost and recognized income not yet billed              40,109       27,880
     Prepaid expenses                                                11,531        6,424
                                                                  ---------    ---------

              Total current assets                                  174,263      178,313
Spare parts, net                                                      6,363        6,657
Property, plant and equipment, net                                   95,528       77,261
Investment in joint ventures                                         14,086       16,745
Goodwill                                                              9,360        8,689
Other assets                                                         11,822       10,528
                                                                  ---------    ---------

              Total assets                                        $ 311,422    $ 298,193
                                                                  =========    =========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Notes payable and current portion of long-term debt          $   1,315    $   1,171
     Accounts payable and accrued liabilities                        75,614       66,582
     Accrued income taxes                                                 -        8,567
     Contract billings in excess of cost and recognized income        7,205       11,093
                                                                  ---------    ---------

              Total current liabilities                              84,134       87,413
Long-term debt                                                       17,007            -
                                                                  ---------    ---------
              Total liabilities                                     101,141       87,413

Stockholders' equity:
     Class A preferred stock, par value $.01 per share,
       1,000,000 shares authorized, none issued                           -            -
     Common stock, par value $.05 per share, 35,000,000 shares
       authorized and 20,748,498 shares issued at December 31,
       2003 (20,615,875 at December 31, 2002)                         1,037        1,031
     Capital in excess of par value                                 152,630      151,784
     Retained earnings                                               57,741       60,954
     Treasury stock at cost, 46,196 shares at December 31, 2003
       and 2002                                                        (345)        (345)
     Notes receivable for stock purchases                            (1,240)      (1,315)
     Accumulated other comprehensive income (loss)                      458       (1,329)
                                                                  ---------    ---------

              Total stockholders' equity                            210,281      210,780
                                                                  ---------    ---------

              Total liabilities and stockholders' equity          $ 311,422    $ 298,193
                                                                  =========    =========

          See accompanying notes to consolidated financial statements.

                              WILLBROS GROUP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

               (In thousands, except share and per share amounts)

                                                                   Year Ended December 31,
                                                        --------------------------------------------
                                                            2003            2002            2001
                                                        ------------    ------------    ------------
Contract revenue                                        $    418,737    $    583,703    $    390,134

Operating expenses (income):
     Contract                                                365,625         488,256         317,186
     Termination of benefit plans                                  -               -          (9,204)
     Depreciation and amortization                            22,285          23,304          19,522
     General and administrative                               36,060          33,846          29,975
                                                        ------------    ------------    ------------

                                                             423,970         545,406         357,479
                                                        ------------    ------------    ------------

              Operating income (loss)                         (5,233)         38,297          32,655

Other income (expense):
     Interest income                                             524             400             377
     Interest expense                                         (1,746)         (1,951)         (2,965)
     Foreign exchange loss                                      (677)         (1,025)           (117)
     Other - net                                                 506            (524)           (486)
                                                        ------------    ------------    ------------

                                                              (1,393)         (3,100)         (3,191)
                                                        ------------    ------------    ------------

              Income (loss) before income taxes               (6,626)         35,197          29,464

Provision (benefit) for income taxes                          (3,413)          5,448          10,384
                                                        ------------    ------------    ------------

              Net income (loss)                         $     (3,213)   $     29,749    $     19,080
                                                        ============    ============    ============

Income (loss) per common share:
     Basic                                              $       (.16)   $       1.63    $       1.32
                                                        ============    ============    ============
     Diluted                                            $       (.16)   $       1.59    $       1.27
                                                        ============    ============    ============

Weighted average number of common shares outstanding:
     Basic                                                20,662,305      18,271,492      14,442,035
                                                        ============    ============    ============
     Diluted                                              20,662,305      18,721,759      15,074,166
                                                        ============    ============    ============

          See accompanying notes to consolidated financial statements.

                              WILLBROS GROUP, INC.

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                      (In thousands, except share amounts)

                                                                                                        Accumulated
                                                                                              Notes        Other
                                       Common Stock       Capital in                        Receivable    Compre-         Total
                                       ------------        Excess                              For        hensive         Stock-
                                                   Par     of Par       Retained  Treasury    Stock        Income        holders'
                                     Shares       Value     Value       Earnings   Stock    Purchases      (Loss)        Equity
                                     ------       -----     -----       --------   -----    ---------      ------        ------
Balance, January 1, 2001            15,206,495   $   760  $  68,373    $  12,125  $(8,474)  $     (43)    $  (995)      $  71,746

  Comprehensive income (loss):
    Net income                               -         -          -       19,080        -           -           -          19,080
    Foreign currency translation
     adjustments                             -         -          -            -        -           -          57              57
                                                                                                                        ---------
      Total comprehensive
       income                                                                                                              19,137
  Payment of notes receivable                -         -          -            -        -          35           -              35
  Issuance of treasury stock                 -         -        779            -    1,071           -           -           1,850
  Issuance of common stock
   under employee benefit plan          25,446         1        305            -        -           -           -             306
  Exercise of stock options            496,250        25      3,458            -        -           -           -           3,483
                                   -----------   -------  ---------    ---------  -------   ---------     -------       ---------

Balance, December 31, 2001          15,728,191       786     72,915       31,205   (7,403)         (8)       (938)         96,557

Comprehensive income (loss):
    Net income                               -         -          -       29,749        -           -           -          29,749
    Foreign currency translation
     adjustments                             -         -          -            -        -           -        (391)           (391)
                                                                                                                        ---------
      Total comprehensive
       income                                                                                                             29, 358
  Issuance of notes receivable
    for stock purchase                       -         -          -            -        -      (1,307)          -          (1,307)
  Issuance of treasury stock for
    acquisition of Mt. West Group            -         -      2,062            -    7,058           -           -           9,120
  Issuance of common stock
    under employee benefit plan         33,121         1        421            -        -           -           -             422
  Sale of common stock, net
    of offering cost                 4,356,750       218     71,684            -        -           -           -          71,902
  Exercise of stock options            497,813        26      4,702            -        -           -           -           4,728
                                   -----------   -------  ---------    ---------  -------   ---------     -------       ---------

Balance, December 31, 2002          20,615,875     1,031    151,784       60,954     (345)     (1,315)     (1,329)        210,780

  Comprehensive income (loss):
    Net loss                                 -         -          -       (3,213)       -           -           -          (3,213)
    Foreign currency translation
     adjustments                             -         -          -            -        -           -       1,787           1,787
                                                                                                                        ---------
      Total comprehensive
       loss                                                                                                                (1,426)
  Payment of notes receivable                -         -          -            -        -          75           -              75
  Issuance of common stock
   under employee benefit plan          27,623         1        244            -        -           -           -             245
  Exercise of stock options            105,000         5        602            -        -           -           -             607
                                   -----------   -------  ---------    ---------  -------   ---------     -------       ---------

Balance, December 31, 2003          20,748,498   $ 1,037  $ 152,630    $  57,741  $  (345)  $  (1,240)    $   458       $ 210,281
                                   ===========   =======  =========    =========  =======   =========     =======       =========

          See accompanying notes to consolidated financial statements.

                              WILLBROS GROUP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                                       Year Ended December 31,
                                                                   ------------------------------
                                                                     2003       2002       2001
                                                                   --------   --------   --------
Cash flows from operating activities:
     Net income (loss)                                             $ (3,213)  $ 29,749   $ 19,080
     Reconciliation of net income (loss) to cash provided
       by (used in) operating activities:
         Termination of certain benefit plans                             -          -     (9,204)
         Change in equity in joint ventures, net                      2,659     (9,059)    (3,252)
         Depreciation and amortization                               22,285     23,304     19,522
         Amortization of debt issue costs                             1,573        881        504
         Loss (gain) on sales and retirements
           of property, plant and equipment                            (343)       281        402
         Non-cash compensation expense                                    -        553          -
         Deferred income tax benefit                                 (2,169)    (3,903)    (1,466)
         Changes in operating assets and liabilities:
              Accounts receivable                                    (7,141)    11,035    (25,333)
              Contract cost and recognized
                income not yet billed                               (12,229)    (9,093)     5,759
              Prepaid expenses and other assets                      (5,687)    (4,230)       385
              Accounts payable and accrued liabilities                9,171      1,323        772
              Accrued income taxes                                   (8,795)    (1,858)     2,351
              Contract billings in excess of cost
                and recognized income                                (3,888)   (10,128)    15,236
                                                                   --------   --------   --------
                  Cash provided by (used in) operating activities    (7,777)    28,855     24,756
Cash flows from investing activities:
     Acquisitions, net of cash acquired                                   -     (2,001)    (7,410)
     Proceeds from sales of property and equipment                    1,395        604        162
     Purchase of property, plant and equipment                      (34,212)   (22,898)   (22,223)
     Purchase of spare parts                                         (6,354)    (7,329)    (6,595)
                                                                   --------   --------   --------
                  Cash used in investing activities                 (39,171)   (31,624)   (36,066)
Cash flows from financing activities:
     Proceeds from long-term debt                                    14,000     38,000     75,000
     Proceeds from notes payable to banks                             8,162      8,323      1,674
     Proceeds from common stock                                         852     75,192      3,789
     Collection of notes receivable for stock purchases                  75          -         35
     Repayment of long-term debt                                          -    (77,000)   (62,000)
     Repayment of notes payable to banks                             (5,059)    (8,396)    (2,104)
     Sale of treasury stock                                               -          -      1,979
     Costs of debt issuance                                               -     (3,019)         -
                                                                   --------   --------   --------
                  Cash provided by financing activities              18,030     33,100     18,373
Effect of exchange rate changes on cash and
   cash equivalents                                                     430       (163)       287
                                                                   --------   --------   --------
Cash provided by (used in) all activities                           (28,488)    30,168      7,350
Cash and cash equivalents, beginning of year                         49,457     19,289     11,939
                                                                   --------   --------   --------
Cash and cash equivalents, end of year                             $ 20,969   $ 49,457   $ 19,289
                                                                   ========   ========   ========

          See accompanying notes to consolidated financial statements.

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Company - Willbros Group, Inc. ("WGI"), a Republic of Panama corporation, and all of its majority-owned subsidiaries (the "Company") provide engineering and construction services and facilities development and operations for the oil, gas and power industries and government entities worldwide. The Company's principal markets are Africa, Asia, Australia, the Middle East, South America, Canada and the United States.

      Principles of Consolidation - The consolidated financial statements of the Company include the accounts of WGI and all of its majority-owned subsidiaries. Intercompany accounts and transactions are eliminated in consolidation. The ownership interest of minority participants in subsidiaries that are not wholly owned (principally in Nigeria and Oman) is included in accounts payable and accrued liabilities and is not material. The minority participants' share of the net income of those subsidiaries is included in contract expenses. Interests in unconsolidated joint ventures are accounted for on the equity method in the consolidated balance sheets and on a proportionate consolidation basis in the consolidated statements of operations.

      The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States and include certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Actual results could differ significantly from those estimates.

      Reclassifications - Minority owners of certain non U.S. subsidiaries (operating principally in Nigeria and Oman) earn a percentage of net contract receipts rather than sharing in the net income or losses of the subsidiaries' operations. Due to the nature of these minority interests and the basis on which the entitlement is earned, amounts attributable to the minority interests are included in contract costs. Prior to March 31, 2002, the minority interest amounts were presented as a separate line item in other expenses. Accordingly, reclassifications have been made to the 2001 balances to conform to the 2003 presentation. Amounts due to the minority participants continue to be included in accounts payable and accrued liabilities.

      Accounts Receivable - Accounts receivable include retainage, all due within one year, of $8,812 in 2003 and $5,470 in 2002 and are stated net of allowances for bad debts of $915 in 2003 and $725 in 2002. The provision (credit) for bad debts was $199 in 2003, $(58) in 2002 and $(290) in 2001.

      Spare Parts - Spare parts (excluding expendables), stated net of accumulated depreciation of $13,915 in 2003 and $13,826 in 2002, are depreciated over three years on the straight-line method.

      Property, Plant and Equipment - Depreciation is provided on the straight-line method using estimated lives as follows:

Construction equipment                        4-6 years
Marine equipment                               10 years
Transportation equipment                      3-4 years
Buildings, furniture and equipment           3-20 years

      When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. Normal repair and maintenance costs are charged to expense as incurred. Major overhaul costs are accrued in advance of actual overhaul activities and are allocated to contracts based on estimates of equipment condition. Significant renewals and betterments are capitalized.

      Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

      Goodwill - Goodwill represents the excess of purchase price over fair value of net assets acquired. Goodwill acquired prior to July 1, 2001 was being amortized on a straight-line basis over twenty years, until adoption of the non-amortization of goodwill provision of Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" in 2002. SFAS No. 142 addresses the method of identifying and measuring goodwill and other intangible assets acquired in a business combination, eliminates further amortization of goodwill, and requires periodic evaluations of impairment of goodwill balances. The Company performs its goodwill impairment tests annually during the fourth quarter of its fiscal year and more frequently if an event or circumstance indicates that an impairment has occurred. These tests involved determining the fair market value of each of the reporting units with which the goodwill was associated and comparing the estimated fair market value of each of the reporting units with its carrying amount. The Company completed its annual evaluation for impairment of goodwill as of December 31, 2003, and determined that no impairment of goodwill existed as of that date.

      The Company adopted SFAS No. 141, "Business Combinations" and certain provisions of SFAS No. 142 as of July 1, 2001, and the remaining provisions regarding the non-amortization of goodwill acquired prior to July 1, 2001, effective January 1, 2002. The effect of the elimination of amortization of goodwill on the Company's net income as if SFAS No. 142 had been in effect in prior periods would have been to increase net income by $54 in 2001.

      Revenue - Construction and engineering fixed-price contracts and cost plus fixed-fee contracts are accounted for using the percentage-of-completion method. Under this method, estimated contract revenue is generally accrued based on the percentage the costs to date bear to total estimated costs, taking into consideration physical completion. Estimated contract losses are recognized in full when determined. Revenue from unit-price contracts and from time and material contracts is recognized as earned. Revenue from change orders, extra work and variations in the scope of work is recognized when agreement is reached with clients as to the scope of work and when it is probable that the cost of such work will be recovered in a change in contract price. Profit on change orders, extra work and variations in scope of work is recognized when realization is assured beyond a reasonable doubt. Revenue from claims is recognized when agreement is reached with clients as to the value of the claims, which in some instances may not occur until after completion of work under the contract. Costs incurred for bidding and obtaining contracts are expensed as incurred.

      Income Taxes - The Company accounts for income taxes by the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences of operating loss and tax credit carryforwards and temporary differences between the financial statement carrying values of assets and liabilities and their respective tax bases. The provision for income taxes is impacted by income taxes in certain countries, primarily Nigeria, being based on deemed profit rather than taxable income as well as tax holidays on certain projects.

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Retirement Plans and Benefits - - During 2001, the Company terminated its defined benefit retirement plans and postretirement medical benefits plan that provided retirement benefits to substantially all regular employees. Pension costs were funded in accordance with annual actuarial valuations. The Company recorded the cost of postretirement medical benefits, which was funded on the pay-as-you-go basis, over the employees' working lives. The Company has a voluntary defined contribution retirement plan for U.S. based employee that is qualified, and is contributory on the part of the employees, and a voluntary savings plan for certain international employees that is non-qualified, and is contributory on the part of the employee.

      Common Stock Options - The Company measures stock-based compensation using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and provides pro-forma disclosure as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock - Based Compensation." As such, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the exercise price.

      If compensation cost for the Company's stock options plans had been determined using the fair value method in SFAS No. 123 and SFAS No. 148, the Company's net income and income per share would have been as shown in the pro forma amounts below:

                                                           Year Ended December 31,
                                                    ------------------------------------
                                                       2003         2002         2001
                                                    -----------  -----------  ----------
Net income (loss) as reported                       $    (3,213) $    29,749 $    19,080
Add stock-based employee compensation
     included in net income, after tax                        -          553           -
Less stock-based employee compensation
     determined under fair value method, after tax       (1,786)      (2,397)       (812)
                                                    -----------  -----------  ----------

Pro forma net income (loss)                         $    (4,999) $    27,905 $    18,268
                                                    ===========  ===========  ==========

Income (loss) per share:

     Basic, as reported                             $      (.16) $      1.63  $     1.32
                                                    ===========  ===========  ==========
     Basic, pro forma                               $      (.24) $      1.53  $     1.26
                                                    ===========  ===========  ==========
     Diluted, as reported                           $      (.16) $      1.59  $     1.27
                                                    ===========  ===========  ==========
     Diluted, pro forma                             $      (.24) $      1.49  $     1.21
                                                    ===========  ===========  ==========

      The fair value of granted options was estimated on the date of grant using the Black-Sholes option pricing model with the following assumptions:

                                                 Year Ended December 31,
                                     ---------------------------------------------
                                         2003             2002             2001
                                     ------------     ------------      ----------
Expected option life in years             1-3                 4             3-4
Risk-free interest rate                  1.13%             1.81%           3.91%
Dividend yield                              -                 -               -
Volatility                              52.99%            57.04%          61.03%

Foreign Currency Translation - All significant monetary asset and liability accounts stated in currencies other than United States dollars are translated into United States dollars at current exchange rates for countries in which the local currency is the functional currency. Translation adjustments are accumulated in other comprehensive income (loss). Non-monetary assets and liabilities in highly inflationary economies are translated into United States dollars at historical exchange rates. Revenue and expense accounts are converted at prevailing rates throughout the year. Foreign currency transaction adjustments and translation

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

adjustments in highly inflationary economies are recorded in income.

      Concentration of Credit Risk - The Company has a concentration of customers in the oil, gas and power industries which exposes the Company to a concentration of credit risks within an industry. The Company seeks to obtain advance and progress payments for contract work performed on major contracts. Receivables are generally not collateralized. The Company believes that its allowance for bad debts is adequate.

      Fair Value of Financial Instruments - The carrying value of financial instruments does not materially differ from fair value.

      Cash Flows - In the determination of cash flows, all highly liquid investments with maturities of less than three months are considered to be cash equivalents. The Company paid interest of $300 in 2003, $1,132 in 2002, and $2,858 in 2001 and income taxes of $11,265 in 2003, $11,315 in 2002 and $8,650 in 2001.

      Capitalized Interest - The Company capitalizes interest as part of the cost of significant assets constructed or developed for the Company's own use. During 2003, $386 of interest was capitalized, primarily attributable to the design and construction of the Opal Gas Plant. No interest was capitalized in 2002 and 2001.

      Income (Loss) per Share - Basic income (loss) per share is calculated by dividing net income, less any preferred dividend requirements, by the weighted-average number of common shares outstanding during the year. Diluted income (loss) per share is calculated by including the weighted-average number of all potentially dilutive common shares with the weighted-average number of common shares outstanding.

      Derivative Financial Instruments - The Company may use derivative financial instruments such as forward contracts, options or other financial instruments as hedges to mitigate non-U.S. currency exchange risk when the Company is unable to match non-U.S. currency revenue with expenses in the same currency. The Company had no derivative financial instruments as of December 31, 2003 or 2002.

2.    ACQUISITIONS

      On October 23, 2002, the Company acquired all outstanding shares of Mt. West Fabrication Plants and Stations, Inc., Process Electric and Control, Inc., Process Engineering Design, Inc. and Pacific Industrial Electric, Inc. (collectively, "Mt. West Group"). Mt. West Group provides design-build services, including engineering, procurement and construction services to the energy industry, primarily in the western United States, thereby expanding the Company's services in the United States. The purchase price of $13,711 was based on a multiple of cash flow and consisted of $4,591 cash and acquisition costs and 950,000 shares of common stock valued at $ 9,120 (based on the average market price of the Company's common shares over the two-day periods before and after the date a definitive purchase agreement was signed). In addition, the purchase price will be adjusted by an earn-out amount equal to 25 percent of the combined adjusted net income, as defined in the definitive purchase agreement, of Mt. West Group for the 24-month period following the date of acquisition. Any earn-out amounts due shall be payable in cash upon completion of the earn-out period. The transaction was accounted for as a purchase.

      On October 12, 2001, the Company successfully completed its tender offer for all outstanding shares of MSI Energy Services Inc. ("MSI"), a general contractor in Alberta, Canada. The acquisition established the Company's presence in Canada. The aggregate purchase price, including transaction costs, was $8,295. Concurrently, the Company sold to certain MSI shareholders 144,175 common shares of treasury stock with an assigned value of $1,850, the market price at the date the transaction was announced. The net cash of $6,445 paid to purchase MSI was funded through borrowings under the Company's principal credit agreement. The transaction was accounted for as a purchase.

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

2.    ACQUISITIONS (CONTINUED)

      None of the goodwill created as a result of these acquisitions is expected to be deductible for tax purposes.

      The fair value of the net assets acquired from these acquisitions was as follows:


                                             Mt. West Group          MSI
                                             --------------      -----------
Current assets                                 $    15,799       $     3,549
Property, plant and equipment                        3,544             3,318
Current liabilities                                 (9,173)           (1,080)
Deferred income taxes                                 (808)             (482)
Term debt                                                -              (416)
                                               -----------       -----------

                                                     9,362             4,889
Goodwill, included in other assets                   4,349             3,406
                                               -----------       -----------

                                               $    13,711       $     8,295
                                               ===========       ===========

      The unaudited pro forma results of operations including Mt. West Group and MSI as if the acquisitions occurred January 1, 2001, would have been:

                                                 Year Ended December 31,
                                              -----------------------------
                                                 2002               2001
                                              -----------       -----------
Revenue                                       $   665,197       $   459,199
Net income (loss)                                  31,902            21,966
Income (loss) per common share:
     Basic                                    $      1.68       $      1.42
                                              ===========       ===========
     Diluted                                  $      1.64       $      1.36
                                              ===========       ===========

3.    CONTRACTS IN PROGRESS

Most contracts allow for progress billings to be made during the performance of the work. These billings may be made on a basis different from that used for recognizing revenue, such as the achievement of contract milestones. Contracts in progress for which cost and recognized income exceed billings or billings exceed cost and recognized income consist of:

                                                                        December 31,
                                                               -----------------------------
                                                                   2003             2002
                                                               -----------       -----------
 Costs incurred on contracts in progress                       $   433,537       $   433,469
 Recognized income                                                  74,579            77,871
                                                               -----------       -----------
                                                                   508,116           511,340
 Progress billings and advance payments                            475,212           494,553
                                                               -----------       -----------
                                                               $    32,904       $    16,787
                                                               ===========       ===========

 Contract cost and recognized income not yet billed            $    40,109       $    27,880
 Contract billings in excess of cost and recognized income          (7,205)          (11,093)
                                                               -----------       -----------
                                                               $    32,904       $    16,787
                                                               ===========       ===========

The Company expects all amounts to be billed within one year.

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

4.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, which are used to secure debt or are subject to lien, at cost, consist of:

                                                   December 31,
                                                ------------------
                                                  2003      2002
                                                --------  --------
Construction equipment                          $ 59,226  $ 54,428
Marine equipment                                  57,603    54,664
Transportation equipment                          23,912    24,372
Land, buildings, furniture and equipment          58,692    36,900
                                                --------  --------

                                                 199,433   170,364
Less accumulated depreciation and amortization   103,905    93,103
                                                --------  --------

                                                $ 95,528  $ 77,261
                                                ========  ========

      Included in land, buildings, furniture and equipment is $3,871 for the cost of a new information system, presently in the installation stage, which has been capitalized in connection with a capital lease. The lease, which could have a maximum lease value of $7,000, began on December 31, 2003, requires monthly payments for four years, increases quarterly based on expenditures made, has an implicit interest rate of 5.14%, and contains a bargain purchase provision at the end of the lease term.

5.    JOINT VENTURES

      The Company has had investments during the past three years, ranging from 10 percent to 50 percent, in joint ventures that operate in similar lines of business as the Company. Investments consist of a 10 percent interest in a consortium for work in Venezuela, a 35 percent interest in a joint venture for work in Australia and a 50 percent interest in a joint venture for work in Africa. Interests in these unconsolidated ventures are accounted for under the equity-method in the consolidated balance sheets and on a proportionate consolidation basis in the consolidated statements of operations.

      The Company's proportionate share of revenue and contract cost included in the consolidated statements of operations from these ventures consists of:

                     Year Ended December 31,
                  ----------------------------
                    2003      2002      2001
                  --------  --------  --------
Contract revenue  $ 60,344  $127,643  $ 42,483
Contract cost       43,417   105,285    31,637

      The Company's investments in and advances to these ventures consist of:

                                                              December 31,
                                                          ------------------
                                                             2003      2002
                                                          ---------  -------
Due from joint ventures, included in accounts receivable  $       -  $ 4,662
Investment in joint ventures                                 14,086   16,745

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

5.    JOINT VENTURES (CONTINUED)

      Summarized balance sheet information for the significant joint venture in Africa (accounted for under the equity-method in the consolidated balance sheets) is as follows:

                                        December 31,
                              -----------------------------
                                 2003               2002
                              ----------        -----------
Current assets                $   22,395        $    29,661
Non-current assets                 1,068             17,380
                              ----------        -----------
Total                         $   23,463        $    47,041
                              ==========        ===========

Liabilities, current          $    8,926        $    25,484
Equity                            14,537             21,557
                              ----------        -----------
Total                         $   23,463        $    47,041
                              ==========        ===========

6.    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of:

                                                               December 31,
                                                      -----------------------------
                                                         2003               2002
                                                      ----------        -----------
Trade payables                                        $   63,313        $    47,666
Payrolls and payroll liabilities                          10,876             16,639
Equipment reconditioning and overhaul reserves             1,425              2,277
                                                      ----------        -----------
                                                      $   75,614        $    66,582
                                                      ==========        ===========

7.    NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt consist of the following:

                                                                             December 31,
                                                                     -----------------------------
                                                                         2003              2002
                                                                     ----------        -----------
$125,000 revolving credit agreement with a syndicated bank group     $   14,000        $         -
Other obligations                                                         4,322              1,171
                                                                     ----------        -----------
Total long-term debt                                                     18,322              1,171
Less current portion                                                      1,315              1,171
                                                                     ----------        -----------
Long-term debt, less current portion                                 $   17,007        $         -
                                                                     ==========        ===========

On June 14, 2002, the Company completed a $125,000 credit agreement with a syndicated bank group. The facility may be used for standby and commercial letters of credit, borrowings or a combination thereof. Borrowings are limited to the lesser of 40% of the borrowing base or $50,000 and are payable at termination on June 14, 2005. Interest is payable quarterly at a base rate plus a margin ranging from 0.75% to 2.00% or a Eurodollar Rate plus a margin ranging from 1.75% to 3.00%. A commitment fee on the unused portion of the credit agreement is payable quarterly ranging from 0.50% to 0.75%. The credit agreement is collateralized by substantially all of the Company's assets, including stock of the principal subsidiaries, restricts the payment of cash dividends and requires the Company to maintain certain financial ratios. The borrowing base is calculated using the lesser of (1) varying percentages of cash, accounts receivable, accrued revenue, contract cost and recognized income not yet billed, property, plant and equipment, and spare parts or (2) a multiple of EBITDA. Debt issue costs of $3,257 net of accumulated

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

7.    NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)

amortization of $2,455, associated with the new credit agreement are included in other assets at December 31, 2003 and are being amortized over 24 months ending June 2004.

      As of December 31, 2003, there were borrowings of $14,000 under the June 2002 credit agreement. The Company had $41,047 of letters of credit outstanding, leaving $40,287 available for the issuance of letters of credit and $6,000 for borrowings or a combination thereof.

      In the quarters ended September 30, 2003 and December 31, 2003, due to the Company's operating results and EBITDA levels, a Consent and Waiver Agreement (the "Agreement") was obtained from the syndicated bank group to waive non-compliance with certain financial covenants to the credit agreement and to agree to a method for calculating the borrowing base that eliminates the multiple of EBITDA calculation through the filing of the February 2004 borrowing base certificate. The Agreement provides waivers for certain quarterly financial covenants through December 31, 2003. As a result of the Agreement, cash borrowings under the credit agreement are limited to $20,000 and the total borrowing base available for cash borrowing and the issuance of standby letters of credit may not exceed $75,000. Borrowings under the credit facility are classified as long-term due to their stated maturity date and the future expected compliance with the covenants of the credit facility. Effective March 31, 2004, the calculation of all covenants and the borrowing base revert to the original calculations contained in the June 14, 2002 credit agreement. Additionally, at that date the maximum borrowings under the facility return to $125,000 and cash borrowings are limited to 40% of the borrowing base or $50,000. In the future, an acceleration of debt under the credit facility could occur if the credit agreement's covenants are not met and the Company is not successful in obtaining waivers of compliance at that time.

      On March 12, 2004, the Company completed a $60,000 2.75% Convertible Senior Notes (the "Convertible Notes") offering. The Convertible Notes will be general senior unsecured obligations. Interest will be paid semi-annually on March 15th and September 15th, beginning on September 15, 2004. The Convertible Notes will mature on March 15, 2024 unless the notes are repurchased, redeemed or converted earlier. The Company may redeem the Convertible Notes for cash on or after March 15, 2011, at 100% of the principal amount of the notes plus accrued interest. The holders of the Convertible Notes have the right to require the Company to repurchase the Convertible Notes, including unpaid interest, on March 15, 2011, 2014, and 2019 or upon a change of control related event. On March 15, 2011 and upon a change in control event, the Company must pay the purchase price in cash. On March 15, 2014 and 2019, the Company has the option of providing common stock in lieu of cash or a combination of common stock and cash to fund repurchases. The holders of the Convertible Notes may convert, under certain circumstances, the notes into shares of common stock at an initial conversion ratio of 51.3611 shares of our common stock per $1,000.00 principal amount of notes (representing a conversion price of approximately $19.47 per share).

      On March 12, 2004, the existing June 2002 credit agreement was amended and restated (the "2004 Credit Facility"). The 2004 Credit Facility will mature on March 12, 2007. The 2004 Credit Facility may be used for standby and commercial letters of credit, borrowings or a combination thereof. Borrowings are limited to the lesser of 40% of the borrowing base or $30,000 and are payable at termination on March 12, 2007. Interest is payable quarterly at a base rate plus a margin ranging from 0.75% to 2.00% or a Eurodollar Rate plus a margin ranging from 1.75% to 3.00%. A commitment fee on the unused portion of the 2004 Credit Facility is payable quarterly ranging from 0.375% to 0.625%. The 2004 Credit Facility is collateralized by substantially all of the Company's assets, including stock of the principal subsidiaries, restricts the payment of cash dividends and requires the Company to maintain certain financial ratios. The borrowing base is calculated using varying percentages of cash, accounts receivable, accrued revenue, contract cost and recognized income not yet billed, property, plant and equipment, and spare parts.

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

7.    NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)

      Other obligations include approximately $3,871 to a leasing company under a four-year capital lease in connection with the ongoing acquisition and installation of new corporate information systems and infrastructure. Additionally, the Company has various notes payable, generally related to equipment financing, and local revolving credit facilities. All are at market interest rates, and are collateralized by certain vehicles, equipment and/or real estate.

      The Company has unsecured credit facilities with banks in certain countries outside the United States. Borrowings in the form of short-term notes and overdrafts are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $5,841 at December 31, 2003. There were no outstanding borrowings made under these facilities at December 31, 2003 or 2002.

8.    RETIREMENT BENEFITS

      The Company had two defined benefit plans (pension plans), one covering substantially all regular employees which were funded by employee and Company contributions and the other covering certain executive officers which was funded by Company contributions. The Company's funding policy was to contribute at least the minimum required by the Employee Retirement Income Security Act of 1974 in accordance with annual actuarial valuations. Benefits under the plans were determined by employee earnings and credited service. The Company had a post-retirement medical benefits plan that covered substantially all regular employees and was funded by Company and retiree contributions based on estimated cost. The defined benefit plans and the post-retirement medical benefit plan were terminated during 2001.

      Plan assets of the pension plans consisted primarily of listed stocks and bonds. Pension plan assets totaling $494 in 2002 and $35,985 in 2001 were distributed to plan participants. By December 31, 2002, all assets had been distributed to plan participants. The post-retirement medical benefit plan had no assets. Upon termination of these plans in 2001, all benefits ceased and the liabilities relating to the accrued cost of future benefits were reversed resulting in non-cash, non-taxable gains of $9,204, which are reflected as a reduction of operating expenses in the 2001 consolidated statements of operations.

      Benefit expense for the year ended December 31, 2001 for these plans included the following components:

                                                    Post-retirement
                                      Pension           Medical
                                      Benefits          Benefits
                                      --------      ---------------
Service cost                          $   714           $    56
Interest cost                           2,260               215
Expected return on plan assets         (2,418)                -
Recognized net actuarial loss (gain)     (323)              (27)
Amortization of transition asset          (29)                -
Amortization of prior service cost         45               (12)
Curtailment                                73                 -
Amendments                               (220)                -
                                      -------           -------
                                          102               232
Settlement gain                        (3,170)           (6,034)
                                      -------           -------

                                      $(3,068)          $(5,802)
                                      =======           =======

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

8.    RETIREMENT BENEFITS (CONTINUED)

      The following table sets forth the changes in benefit obligations and plan assets and the reconciliation of the funded status of the plans to the accrued benefit cost:

                                                     Year Ended December 31,
                                             -----------------------------------------
                                                                               Post-
                                                                            retirement
                                                                             Medical
                                                  Pension Benefits           Benefits
                                             ---------------------------   -----------
                                                2002            2001          2001
                                             ---------       -----------   -----------
Change in benefit obligations:
    Benefit obligations, beginning of year   $     494       $    32,289   $     5,540
    Service cost                                   377               714            56
    Interest cost                                    -             2,260           215
    Plan participants' contribution                  -               295            60
    Amendments                                       -               326             -
    Actuarial loss (gain)                            -               595             -
    Curtailment                                      -                 -        (5,381)
    Benefits paid                                 (871)          (35,985)         (490)
                                             ---------       -----------   -----------
    Benefits obligations, end of year                -               494             -
                                             ---------       -----------   -----------

Change in plan assets:
    Plan assets at fair value,
         beginning of year                         494            35,444             -
    Actual return on plan assets                     -              (858)            -
    Employer contribution                          377             1,598           430
    Plan participants' contribution                  -               295            60
    Benefits paid                                 (871)          (35,985)         (490)
                                             ---------       -----------   -----------
    Plan assets at fair value,
         end of year                                 -               494             -
                                             ---------       -----------   -----------
    Accrued benefit cost                     $       -       $         -   $         -
                                             =========       ===========   ===========

      The Company has a defined contribution plan that is funded by participating employee contributions and the Company. The Company matches employee contributions, up to a maximum of 4 percent of salary in the form of cash or WGI common stock, as elected by the employee. Company contributions for this plan were $1,094 (including $245 of WGI common stock) in 2003, $1,038 (including $422 of WGI common stock) in 2002 and $905 (including $306 of WGI common stock) in 2001.

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

9.    INCOME TAXES

      The provision (benefit) for income taxes represents income taxes arising as a result of operations and credits for revision of previous estimates of income taxes payable in a number of countries. The Company is not subject to income tax in Panama on income earned outside of Panama. All income has been earned outside of Panama. The relationship between income (loss) before income taxes and the provision for income taxes is affected by the method of determining income taxes in the countries in which the Company operates. The effective consolidated tax rate differs from the U.S. federal statutory tax rate as taxable income and operating losses from different countries cannot be offset and tax rates and methods of determining taxes payable are different in each country.

      Income (loss) before income taxes and the provision (benefit) for income taxes in the consolidated statements of operations consist of:

                                                 Year Ended December 31,
                                             ------------------------------
                                               2003       2002       2001
                                             --------   --------   --------
Income (loss) before income taxes:
     Other countries                         $ 17,064   $ 20,000   $  8,935
     United States                            (23,690)    15,197     20,529
                                             --------   --------   --------

                                             $ (6,626)  $ 35,197   $ 29,464
                                             ========   ========   ========
Provision (benefit) for income taxes:
     Current provision (benefit):
         Other countries                     $  6,241   $  4,446   $  5,563
         United States:
             Federal                           (6,427)     3,551      4,991
             State                             (1,058)     1,354      1,296
                                             --------   --------   --------

                                               (1,244)     9,351     11,850
                                             --------   --------   --------
     Deferred tax expense (benefit):
         United States                           (679)    (2,653)    (1,497)
         Other countries                       (1,490)    (1,250)        31
                                             --------   --------   --------

                                               (2,169)    (3,903)    (1,466)
                                             --------   --------   --------

Total provision  (benefit) for income taxes  $ (3,413)  $  5,448   $ 10,384
                                             ========   ========   ========

      The Company's provision (benefit) for income taxes differed from the United States statutory federal income tax rate of 34% due to the following:

                                                          Year Ended December 31,
                                                      ------------------------------
                                                        2003       2002       2001
                                                      --------   --------   --------
Tax at U.S. statutory rate                            $ (2,253)  $ 11,967   $ 10,018
Non-U.S. income taxed at other
         than U.S. rates                                (5,802)    (6,800)    (3,038)
Non-U.S. income tax                                      4,751      3,196      5,563
State tax, net of federal benefit                         (698)       894        855
Non-U.S. income taxed in U.S.                                -        113        784
Other, net                                                 589       (613)       973
Termination of benefit plans                                 -          -     (2,433)
Adjustment to deferred tax asset valuation allowance         -     (3,309)    (2,338)
                                                      --------   --------   --------

                                                      $ (3,413)  $  5,448   $ 10,384
                                                      ========   ========   ========

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

9.    INCOME TAXES (CONTINUED)

      The principal components of the Company's net deferred tax assets are:

                                                                December 31,
                                                            -------------------
                                                              2003       2002
                                                            --------   --------
Deferred income tax assets:
    Self insured medical accrual                            $    196   $    182
    Accrued vacation                                             291        342
    Non-U.S. tax net operating loss carryforwards             16,995     14,909
    U.S. tax net operating loss carryforwards                  4,859      4,898
    Other                                                        288        490
                                                            --------   --------
                                                              22,629     20,821
    Valuation allowance                                      (14,595)   (13,799)
                                                            --------   --------

    Deferred income tax assets, net of valuation allowance     8,034      7,022

Deferred income tax liabilities:
    Property and equipment                                    (1,086)    (2,290)
                                                            --------   --------

Net deferred income tax assets, included in other assets    $  6,948   $  4,732
                                                            ========   ========

      The net deferred income tax assets (liabilities) are as follows:

                                 December 31,
                                --------------
                                  2003    2002
                                ------  ------
    United States               $4,698  $4,019
    Other countries              2,250     713
                                ------  ------

Net deferred income tax assets  $6,948  $4,732
                                ======  ======

      The United States federal income tax benefit recognized in 2003 is a result of the Company's ability to carry a significant portion of the 2003 United States loss back to the years 2002 and 2001 to offset the United States income of certain subsidiaries in those years.

      The Company has $14,290 in United States net operating loss carryforwards at December 31, 2003. The United States net operating loss carryforwards will expire, unless utilized, beginning with $391 in 2005, $2,617 in 2007 and $11,282 in subsequent years through December 31, 2013. The carryforwards available on an annual basis are limited. The Company has assessed its United States operations including past earnings history and projected future earnings, and the limitations and expiration dates of the U.S. net operating loss carryforwards and other tax assets, and has determined that it is more likely than not that the $4,698 of U.S. net deferred tax assets at December 31, 2003, will be realized.

      At December 31, 2003, the Company has non-expiring operating loss carryforwards in the United Kingdom of $34,602 ((pound)19,331), and a net operating loss carryforward expiring over three years in Venezuela of $1,713 (Bolivars 2,740,034). The deferred tax assets applicable to these operating loss carryforwards at December 31, 2003 and 2002 are fully reserved by a valuation allowance of $14,423. At December 31, 2003, the Company has non-expiring operating loss carryforwards in Bolivia of $10,289 (Bolivianos 82,406). The Company has assessed its Bolivia operations and has determined it is more likely than not that $2,401 of the deferred tax asset related to these net operating loss carryforwards at December 31, 2003, will be realized,

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

9.    INCOME TAXES (CONTINUED)

and the remainder has been reserved by a valuation allowance of $172. Overall, the valuation allowance increased in 2003 because of additional losses in Bolivia, partially offset by income in Venezuela.

      In connection with the acquisitions of Mt. West Group in 2002 and MSI in 2001, the Company recorded $808 and $482, respectively, of deferred tax liabilities relating primarily to differences between the financial statement carrying values of the assets acquired and their tax bases.

10.   STOCKHOLDER RIGHTS PLAN

      On April 1, 1999, the Company adopted a Stockholder Rights Plan and declared a distribution of one Preferred Share Purchase Right ("Right") on each outstanding share of the Company's common stock. The distribution was made on April 15, 1999 to stockholders of record on that date. The Rights expire on April 14, 2009.

      The Rights are exercisable only if a person or group acquires 15 percent or more of the Company's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15 percent or more of the common stock. Each Right entitles stockholders to buy one one-thousandth of a share of a series of junior participating preferred stock at an exercise price of $30.00 per share.

      If the Company is acquired in a merger or other business combination transaction after a person or group has acquired 15 percent or more of the Company's outstanding common stock, each Right entitles its holder to purchase, at the Right's then-current exercise price, a number of acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 15 percent or more of the Company's outstanding common stock, each Right entitles its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of the Company's common shares having a market value of twice such price.

      Prior to the acquisition by a person or group of beneficial ownership of 15 percent or more of the Company's common stock, the Rights are redeemable for one-half cent per Right at the option of the Company's Board of Directors.

11.   STOCK OWNERSHIP PLANS

      During May 1996, the Company established the Willbros Group, Inc. 1996 Stock Plan (the "1996 Plan") with 1,125,000 shares of common stock authorized for issuance to provide for awards to key employees of the Company, and the Willbros Group, Inc. Director Stock Plan (the "Director Plan") with 125,000 shares of common stock authorized for issuance to provide for the grant of stock options to non-employee directors. The number of shares authorized for issuance under the 1996 Plan, and the Director Plan, was increased to 3,125,000, and 225,000, respectively, by shareholder approval.

      Options granted under the 1996 Plan vest over a three to four year period. Options granted under the Director Plan vest six months after the date of grant. At December 31, 2003, the 1996 Plan had 610,588 shares and the Director Plan had 104,000 shares available for grant. Certain provisions allow for accelerated vesting based on increases of share prices.

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

11.   STOCK OWNERSHIP PLANS (CONTINUED)

      The Company's stock option activity and related information consist of:

                                                         Year Ended December 31,
                            -------------------------------------------------------------------------------------
                                       2003                         2002                         2001
                            --------------------------   --------------------------   ---------------------------
                                           Weighted-                    Weighted-                    Weighted-
                             Shares     Exercise Price    Shares     Exercise Price    Shares      Exercise Price
                            ---------   --------------   ---------   --------------   ---------    --------------
Outstanding, beginning
    of year                 1,560,899       $10.48       1,851,800       $ 9.64       1,859,550       $ 7.62
Granted                        45,000        10.22         218,912        12.56         559,500        13.54
Exercised                     105,000         5.79         497,813         8.38         496,250         7.02
Forfeited                      53,500        14.07          12,000         6.24          71,000         6.12
                            ---------       ------       ---------       ------       ---------       ------

Outstanding, end of year    1,447,399       $10.68       1,560,899       $10.48       1,851,800       $ 9.64
                            =========       ======       =========       ======       =========       ======

Exercisable at end of year  1,096,774       $10.91         875,399       $ 9.94         975,500       $ 9.00
                            =========       ======       =========       ======       =========       ======

      The weighted-average fair value of options granted during the year was $2.52 in 2003 ($4.05 in 2002 and $6.47 in 2001). Exercise prices for options outstanding, weighted-average remaining life and weighted-average exercise price by ranges of exercise prices at December 31, 2003 are:

                                                       Weighted                 Weighted
    Range of                Options                    Average                  Average
 Exercise Prices          Outstanding               Remaining Life           Exercise Price
 ---------------          -----------               --------------           --------------
$ 5.06 - $  6.94            448,591                    5.9 Years                 $  5.92
  7.26 -   11.88            363,750                    6.2 Years                    9.02
 12.70 -   19.44            635,058                    6.8 Years                   14.99
                          ---------                    ---------                 -------
$ 5.06 - $ 19.44          1,447,399                    6.4 Years                 $ 10.68
                          =========                    =========                 =======

      The number of vested options and weighted-average exercise price by ranges of exercise prices at December 31, 2003 are:

                                                      Weighted
    Range of                    Vested                 Average
 Exercise Prices                Option              Exercise Price
 ---------------                ------              --------------
$  5.06 - $  6.94               316,591                $  6.05
   7.26 -   11.88               266,750                   8.96
  12.70 -   19.44               513,433                  14.93
                              ---------                -------
$  5.06 - $ 19.44             1,096,774                $ 10.91
                              =========                =======

      In March 2002, certain officers of the Company borrowed a total of $1,307 under the Employee Stock Purchase Program, which permitted selected executives and officers (exclusive of the Chief Executive Officer) to borrow from the Company up to 100% of the funds required to exercise vested stock options. The loans are full recourse, non-interest bearing for a period of up to 5 years and are collateralized by the related stock. The difference of $553 between the discounted value of the loans and the fair market value of the

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

11.   STOCK OWNERSHIP PLANS (CONTINUED)

stock on the date of exercise was recorded as compensation expense. The loans receivable are presented as a reduction of stockholders' equity. The maximum loan amount any one officer may have outstanding under the Employee Stock Purchase Program is $250.

12.   COMMON STOCK OFFERING

      On May 14, 2002, the Company completed a public offering of its common shares at $17.75 per share; 4,356,750 shares were sold by the Company. The underwriters exercised options to purchase all shares available for over-allotments. The Company received $71,902 in proceeds, after the underwriting discount and offering costs, which were used to repay indebtedness under the prior credit agreement and for working capital and general corporate purposes.

13.   EARNINGS (LOSS) PER SHARE

      Basic and diluted earnings (loss) per share are computed as follows:

                                                          Year Ended December 31,
                                                 -----------------------------------------
                                                     2003           2002           2001
                                                 ------------   ------------  ------------
Net income (loss) applicable to common shares    $     (3,213)  $     29,749  $     19,080
                                                 ============   ============  ============

Weighted average number of common shares
     outstanding for basic earnings per share      20,662,305     18,271,492    14,442,035

Weighted average number of dilutive potential
     common shares outstanding                              -        450,267       632,131
                                                 ------------   ------------  ------------

Weighted average number of common shares
     outstanding for diluted earnings per share    20,662,305     18,721,759    15,074,166
                                                 ============   ============  ============

Earnings (loss) per common share:
      Basic                                      $       (.16)  $       1.63  $       1.32
                                                 ============   ============  ============
      Diluted                                    $       (.16)  $       1.59  $       1.27
                                                 ============   ============  ============

      The weighted average number of potential common shares excluded from the computation of diluted earnings (loss) per share because of their anti-dilutive effect was 1,444,066 at December 31, 2003 (405,092 at December 31, 2002 and 449,750 at December 31, 2001).

14.   SEGMENT INFORMATION

      The Company operates in two operating segments: Engineering and Construction, and Facilities Development and Operations. This organization reflects the way management assesses the performance of the businesses and makes decisions about allocating resources. The Engineering and Construction segment provides construction of pipelines, stations and other facilities, engineering, procurement, project management, and other oilfield services including maintenance, transportation, dredging, and coating. The Facilities Development and Operations segment consists of the development, ownership and operation of

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

14.   SEGMENT INFORMATION (CONTINUED)

assets developed under "Build, Own and Operate" contracts. Information about these operating segments is as follows:

                                                        Year Ended December 31,
                                                   ---------------------------------
                                                      2003        2002       2001
                                                   ---------   ---------   ---------
Contract revenue (1):
     Engineering and construction                  $ 413,353   $ 579,946   $ 384,436
     Facilities development and operations             5,384       3,757       5,698
                                                   ---------   ---------   ---------
                                                   $ 418,737   $ 583,703   $ 390,134
                                                   =========   =========   =========
Operating income (loss):
     Contract income (2):
         Engineering and construction              $  48,752   $  92,086   $  70,882
         Facilities development and operations         4,360       3,361       2,066
                                                   ---------   ---------   ---------
                                                      53,112      95,447      72,948
     Operating costs and expenses:
         Termination of benefit plans                      -           -      (9,204)
         Depreciation and amortization                22,285      23,304      19,522
         General and administrative                   36,060      33,846      29,975
                                                   ---------   ---------   ---------
                                                      58,345      57,150      40,293
                                                   ---------   ---------   ---------
           Operating income (loss)                 $  (5,233)  $  38,297   $  32,655

     Other income (expense)
         Interest income                                 524         400         377
         Interest expense                             (1,746)     (1,951)     (2,965)
         Foreign exchange loss                          (677)     (1,025)       (117)
         Other - net                                     506        (524)       (486)
                                                   ---------   ---------   ---------
                                                      (1,393)     (3,100)     (3,191)
                                                   ---------   ---------   ---------
           Income (loss) before taxes              $  (6,626)  $  35,197   $  29,464
                                                   =========   =========   =========

Capital expenditures:
     Engineering and construction                  $  19,115   $  23,132   $  25,240
     Facilities development and operations            16,609       1,123       2,588
     General corporate                                 4,842       5,972         990
                                                   ---------   ---------   ---------
                                                   $  40,566   $  30,227   $  28,818
                                                   =========   =========   =========

Total assets:
     Engineering and construction                  $ 248,975   $ 225,816   $ 189,785
     Facilities development and operations            23,338       7,977       9,354
     General corporate (3)                            39,109      64,400      24,996
                                                   ---------   ---------   ---------
                                                   $ 311,422   $ 298,193   $ 224,135
                                                   =========   =========   =========

(1)   All revenue is from third party customers.

(2)   Contract income equals contract revenue less contract cost.

(3) General corporate includes assets not assigned to an operating segment, and is composed primarily of cash and cash equivalents, home office property and equipment, and deferred tax assets.

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

14.   SEGMENT INFORMATION (CONTINUED)

Customers (all in the Engineering and Construction operating segment) representing more than 10 percent of total contract revenue are as follows:

                   Year Ended December 31,
                 --------------------------
                 2003       2002       2001
                 ----       ----       ----
Customer A        16%        29%        18%
Customer B        15          -         14
Customer C         -         16          -
Customer D         -          -         17
Customer E         -          -         10
Customer F         -          -         10
                 ---        ---        ---
                  31%        45%        69%
                 ===        ===        ===

      Information about the Company's operations in its significant work countries is shown below:

                               Year Ended December 31,
                           ----------------------------
                             2003      2002      2001
                           --------  --------  --------
Contract revenue:
     United States (4)     $129,401  $231,552  $205,292
     Offshore West Africa    66,918    59,285    44,027
     Cameroon                61,605   136,149    34,808
     Nigeria                 53,185    47,826    67,365
     Oman                    40,885    17,244    14,303
     Venezuela               29,312    12,835    16,968
     Canada                  24,177    13,685     3,334
     Iraq                    10,057         -         -
     Bolivia                  2,998    47,383         -
     Dominican Republic         199    17,744         -
     Australia                    -         -     4,037
                           --------  --------  --------
                           $418,737  $583,703  $390,134
                           ========  ========  ========
Long-lived assets:
     United States         $ 41,359  $ 24,298  $ 17,346
     Nigeria                 23,574    21,291    21,305
     Offshore West Africa    12,307    11,070    11,399
     Oman                     6,857     5,139     4,464
     Venezuela                5,575     7,304     6,640
     Canada                   4,289     3,852     3,258
     Cameroon                 3,089     7,262     9,709
     Bolivia                  2,806     3,503         -
     Other                    2,035       199       193
                           --------  --------  --------
                           $101,891  $ 83,918  $ 74,314
                           ========  ========  ========

(4) Net of intercountry revenue of $9,009 in 2003, $25,849 in 2002, and $59,284 in 2001.

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

15.  CONTINGENCIES, COMMITMENTS AND OTHER CIRCUMSTANCES

      The Company provides construction, engineering and specialty services to the oil, gas and power industries. The Company's principal markets are currently Africa, the Middle East, South America and North America. Operations outside the United States may be subject to certain risks which ordinarily would not be expected to exist in the United States, including foreign currency restrictions, extreme exchange rate fluctuations, expropriation of assets, civil uprisings and riots, war, unanticipated taxes including income taxes, excise duties, import taxes, export taxes, sales taxes or other governmental assessments, availability of suitable personnel and equipment, termination of existing contracts and leases, government instability and legal systems of decrees, laws, regulations, interpretations and court decisions which are not always fully developed and which may be retroactively applied. Management is not presently aware of any events of the type described in the countries in which it operates that have not been provided for in the accompanying consolidated financial statements.

      Based upon the advice of local advisors in the various work countries concerning the interpretation of the laws, practices and customs of the countries in which it operates, management believes the Company has followed the current practices in those countries; however, because of the nature of these potential risks, there can be no assurance that the Company may not be adversely affected by them in the future. The Company insures substantially all of its equipment in countries outside the United States against certain political risks and terrorism through political risk insurance coverage that contains a 20% co-insurance provision.

      The Company has the usual liability of contractors for the completion of contracts and the warranty of its work. Where work is performed through a joint venture, the Company also has possible liability for the contract completion and warranty responsibilities of its joint venture partners. Management is not aware of any material exposure related thereto which has not been provided for in the accompanying consolidated financial statements.

      Certain post-contract completion audits and reviews are being conducted by clients and/or government entities. While there can be no assurance that claims will not be received as a result of such audits and reviews, management does not believe a legitimate basis for any material claims exists. At the present time it is not possible for management to estimate the likelihood of such claims being asserted or, if asserted, the amount or nature thereof.

      In connection with the Company's 10% interest in a joint venture in Venezuela, the Company issued a corporate guarantee equal to 10% of the joint venture's outstanding borrowings with two banks. The guarantee reduces as borrowings are repaid, and expires in March 2004. The commitment as of December 31, 2003 totals approximately $3,582, the maximum amount of future payments the Company could be required to make.

      From time to time the Company enters into commercial commitments, usually in the form of commercial and standby letters of credit, insurance bonds and financial guarantees. Contracts with the Company's customers may require the Company to provide letters of credit or insurance bonds with regard to the Company's performance of contracted services. In such cases, the commitments can be called upon in the event of failure to perform contracted services. Likewise, contracts may allow the Company to issue letters of credit or insurance bonds in lieu of contract retention provisions, in which the client withholds a percentage of the contract value until project completion or expiration of a warranty period. Retention commitments can be called upon in the event of warranty or project completion issues, as prescribed in the contracts. At December 31, 2003, the Company had approximately $44,200 of letters of credit and insurance bonds

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

15.  CONTINGENCIES, COMMITMENTS AND OTHER CIRCUMSTANCES (CONTINUED)

outstanding, representing the maximum amount of future payments the Company could be required to make. The Company had no liability recorded as of December 31, 2003, related to these commitments.

      In 1997 the Company entered into lease agreements with a special-purpose leasing partnership for land and an office building for the engineering group in Tulsa, Oklahoma. In July 2002, the Company acquired the assets for $5,500, thereby eliminating the lease agreements and related commercial commitments.

      The Company is a party to a number of legal proceedings. Management believes that the nature and number of these proceedings are typical for a firm of similar size engaged in a similar type of business and that none of these proceedings is material to the Company's financial position.

      The Company has certain operating leases for office and camp facilities. Rental expense, excluding daily rentals and reimbursable rentals under cost plus contracts, was $2,127 in 2003, $1,782 in 2002, and $2,596 in 2001. Minimum lease commitments under operating leases as of December 31, 2003, totaled $7,909 and are payable as follows: 2004, $2,282; 2005, $1,985; 2006, $1,491; 2007, $905;
2008, $783 and later years, $463.

16.   QUARTERLY FINANCIAL DATA (UNAUDITED)

      Selected unaudited quarterly financial data for the years ended December 31, 2003 and 2002 is as follows:

                                 First       Second     Third      Fourth
                                Quarter     Quarter    Quarter    Quarter(a)   Year
                               ---------   ---------  ---------   ---------  ---------
December 31, 2003:
      Contract revenue         $  98,936   $ 122,864  $  91,498   $ 105,439  $ 418,737
      Operating income (loss)     (4,851)      2,510     (9,541)      6,649     (5,233)
      Income (loss) before
         income taxes             (5,604)      2,189     (9,732)      6,521     (6,626)
      Net income  (loss)          (4,573)      4,125     (8,746)      5,981     (3,213)
      Earnings per share:
         Basic                      (.22)        .20       (.42)        .29       (.16)
         Diluted                    (.22)        .20       (.42)        .28       (.16)

December 31, 2002:
      Contract revenue         $ 147,497   $ 148,149  $ 151,699   $ 136,358  $ 583,703
      Operating income            10,548      12,181      8,521       7,047     38,297
      Income before
         income taxes              9,422      10,803      7,834       7,138     35,197
      Net income                   4,613       7,609      7,935       9,592     29,749
      Earnings per share:
         Basic                       .31         .42        .40         .47       1.63
         Diluted                     .30         .41        .40         .46       1.59

                              WILLBROS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (In thousands, except share and per share amounts)

16.   QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

      (a) Included in revenue, operating income and net income in the Fourth Quarter 2003 is $6,892 for settlement of a contract variation. The settlement added $.33 to earnings per share. Included in Fourth Quarter 2002 is a $3,309 deferred income tax benefit resulting from a reduction in the deferred tax valuation allowance.

      The Company derives its revenue from contracts with durations from a few weeks to several months or in some cases, more than a year. Unit-price contracts provide relatively even quarterly results. However, major projects are usually fixed-price contracts that may result in uneven quarterly financial results due to the method by which revenue is recognized.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

      (c)   Exhibits:

      The following is a list of all exhibits filed as part of this Form 8-K.

            23    Consent of KPMG LLP.

            99 Additional note on segment reporting for the Form 10-Q for the quarter ended March 31, 2004.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        WILLBROS GROUP, INC.

Date: August 25, 2004                   By: /s/ Warren L. Williams
                                            ----------------------
                                                Warren L. Williams
                                        Senior Vice President, Chief Financial
                                               Officer and Treasurer

                                 EXHIBIT INDEX

The following is a list of all exhibits included in this Form 8-K.

Exhibit
 Number                                  Description
-------                                  -----------
  23           Consent of KPMG LLP.

  99 Additional note on segment reporting for the Form 10-Q for the quarter ended March 31, 2004.